Exhibit (k)(6)

THIRD AMENDMENT TO

CREDIT AGREEMENT

This THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of August 25, 2016 (together with all exhibits and schedules hereto, this “Third Amendment”), is entered into by and between DAUPHIN FUNDING LLC, a Delaware limited liability company (the “Borrower”), DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), as administrative agent (in such capacity, the “Administrative Agent”) and as a lender (DBNY and each other Lender party to the Credit Agreement from time to time, the “Lenders” and each a “Lender”). Capitalized terms used herein not otherwise defined herein or otherwise amended hereby shall have the meanings ascribed thereto in the Credit Agreement.

RECITALS:

WHEREAS, the Borrower and DBNY are parties to a Credit Agreement dated as of August 26, 2014, by and among the Borrower and DBNY, as Administrative Agent and as a Lender, as amended pursuant to that (i) First Amendment to Credit Agreement dated as of December 9, 2014 and (ii) Second Amendment to Credit Agreement dated as of August 25, 2015 (the credit agreement, as amended and amended and restated prior to the date hereof, the “Credit Agreement” and, the Credit Agreement, as amended by this Third Amendment, the “Amended Credit Agreement”).

WHEREAS, the Borrower has requested that the Lender and the Administrative Agent agree to make amendments to certain provisions of the Credit Agreement; and

WHEREAS, the Lender and the Administrative Agent have agreed to amend certain provisions of the Credit Agreement, in each case in the manner, and on the terms and conditions, provided for herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION I. AMENDMENTS TO CREDIT AGREEMENT

Upon satisfaction of the conditions set forth in Section III herein, the Credit Agreement shall be amended as follows in this Section I:

A. Section 2.02 of the Credit Agreement is hereby deleted and replaced in its entirety with the following:

“(a) Each Lender’s commitment to make Loans hereunder shall automatically terminate, and the Maximum Commitment shall be reduced to zero, upon the Commitment Termination Date. Subject to the terms and conditions set forth in Section 2.02(b) below, the Borrower may voluntarily, from time to time, permanently reduce the amount of the Maximum Commitment upon at least ten (10) days’ prior written notice to the Administrative Agent specifying the amount of such reduction (the “Commitment Reduction Amount”), which notice shall be irrevocable once given and state the effective date for such reduction (the “Reduction Effective Date”); provided that (i) no reduction may reduce the Maximum Commitment below $25,000,000 unless the Maximum Commitment is reduced to zero; (ii) any partial reduction of the Maximum Commitment shall be in a minimum amount of $10,000,000 and in an integral multiple of $1,000,000 for amounts in excess thereof; and (iii) no such reduction shall reduce the Maximum Commitment to an amount less than the sum of the then aggregate outstanding Loans. The Administrative Agent shall promptly notify each Lender of the receipt of any such notice and the pro rata reduction of such Lender’s Commitment.

(b) Borrower may reduce the Maximum Commitment in accordance with Section 2.02(a) in all respects on at least ten (10) days’ prior written notice to the Administrative Agent if Borrower, concurrently with or prior to the effectiveness of any such reduction in the Maximum Commitment, pays to the Administrative Agent, for the account of the Lenders, a fee equal to (x) to the extent the Maximum Commitment is reduced to an amount not less than $125,000,000, the Commitment Fee that would have accrued on such portion of the Commitment Reduction Amount from the proposed Reduction Effective Date through the Scheduled Commitment Termination Date (assuming no additional borrowings hereunder with respect to the amount of such reduction following the proposed Reduction Effective Date) and (y) to the extent the Maximum Commitment is reduced below $125,000,000, the Applicable Margin that would have accrued on such portion of the Commitment Reduction Amount from the proposed Reduction Effective Date through the Scheduled Commitment Termination Date.”

B. Section 2.03 of the Credit Agreement is hereby amended by adding the following Section 2.03(d) immediately following Section 2.03(c) thereof:

“(d) Aggregate Excess Unused Fee. The Borrower shall pay any applicable Aggregate Excess Unused Fee to the Administrative Agent, for account of the Lenders, on each Payment Date and on the Commitment Termination Date.”

C. Section 2.04 of the Credit Agreement is hereby replaced in its entirety with the following:

“Section 2.04. [Reserved].”

D. Article 2 of the Credit Agreement is hereby amended by adding the following new Section 2.05 thereto immediately following Section 2.04 thereof:

“Section 2.05 Illegality of Lending. If at any time during the term of this Agreement (a) a Lender (the “Affected Lender”) receives a final, nonappealable order of an applicable court, tribunal or other administrative body of competent jurisdiction or (b) an applicable Governmental Authority otherwise determines pursuant to any applicable law or regulation or interpretative guidance thereof that it is unlawful for the Affected Lender to perform its obligations as contemplated by this Agreement (a “Lending Prohibition”): then (x) the Affected Lender shall promptly notify the Administrative Agent upon becoming aware of that event (which notice shall include a reference to such Lending Prohibition and specify the applicable restrictions contained therein); (y) to the extent required pursuant to the Lending Prohibition, upon Administrative Agent notifying the Borrower (which notice shall include a reference to such Lending Prohibition and specify the applicable restrictions contained therein), the Commitment of the Affected Lender will be immediately cancelled; and (z) to the extent that the Affected Lender’s interest, rights and obligations under the credit facilities provided for herein have not been assigned and assumed by another Lender and solely to the extent that the Obligations owed to such Affected Lender hereunder have been deemed prohibited, the Borrower shall repay such Obligations deemed prohibited that are owing to the Affected Lender (notwithstanding anything to the contrary contained herein, without any prepayment penalty, premium, breakage cost or other cost owed hereunder) solely to the extent required pursuant to the Lending Prohibition within thirty (30) calendar days after the date of the Borrower’s receipt of such notice from Administrative Agent or, if earlier, the date specified by the Affected Lender in the notice delivered to Administrative Agent and by the Administrative Agent to the Borrower (being no earlier than the last day on which such payment may be made pursuant to the Lending Prohibition after giving effect to any applicable grace period permitted thereunder). Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, any pro rata payment provision), any required prepayment pursuant to this Section 2.05 will solely be on account of the outstanding Obligations owed to the Affected Lender and no payment or prepayment shall be required to be made to any other Lender, and the Applicable Percentage shall be reallocated by the Administrative Agent to take into account the cancellation of the Commitment of the Affected Lender. For the avoidance of doubt (but subject to the other terms and conditions contained herein), the Borrower may borrow additional Loans from the other Lenders hereunder to make such prepayment.”

E. Section 9.03(a) of the Credit Agreement is hereby deleted and replaced in its entirety with the following:

“(a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including email or telecopier communication) and e-mailed, mailed, telecopied or delivered, if to the Borrower, the Administrative Agent or any Lender, at its address specified on Schedule 1 or, at such other address as shall be designated by any party in a written notice to the other parties hereto; provided however that the Administrative Agent or any Lender may request a hard copy of any e-mailed notice or other communication to be sent to it at any specified address. Any notice or communication provided for hereunder shall be deemed to have been given or made (i) as of the date so delivered, if delivered personally or by overnight courier; (ii) on the date a transmission report confirming transmission is generated by the sender’s telecopy machine, if telecopied; (iii) on the date sent, if e-mailed, so long as the sender does not receive a bounce-back message within a reasonable time after delivery; and (iv) five (5) calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).”

F. Amendments to Annex I: Definitions.

(a) Annex I of the Credit Agreement is hereby amended by adding the following definitions in proper alphabetical sequence:

“‘Third Amendment” means that certain Third Amendment to Credit Agreement dated as of August 25, 2016 by and between the Borrower and DBNY, as administrative agent and a Lender.”

“‘Third Amendment Effective Date” means the Third Amendment Effective Date, as defined in the Third Amendment.”

““Aggregate Excess Unused Fee” means, for any Interest Period, the sum of the Excess Unused Fee (if any) for each day during such Interest Period.”

““Excess Unused Amount” means, for any date of determination, an amount equal to the excess, if any, of (x) $125,000,000 less (y) the aggregate principal amount of Loans outstanding on such date (including Loans made on such date and Loans to be made pursuant to a Borrowing Request submitted by the Borrower or the Manager on or prior to such date).”

““Excess Unused Fee” means, for any day on which an Excess Unused Amount exists, 1.05% of the Excess Unused Amount for such day multiplied by a fraction the numerator of which is 1 and the denominator of which is 360.”

(b) Annex I of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety as follows:

“‘Applicable Margin’ means (i) with respect to all outstanding Base Rate Loans denominated in Euros or Pounds Sterling provided by the Lenders, 0.80% per annum, and (ii) with respect to all other outstanding Loans provided by the Lenders, 1.80% per annum.”

“‘Commitment Fee’ means, for each day following the Third Amendment Effective Date, the Unused Amount as of such day multiplied by a fraction, the numerator of which is, from and after the Third Amendment Closing Date, 0.75% and the denominator of which is 360.”

“‘Scheduled Commitment Termination Date’ means August 25, 2017.”

G. Schedule 1 of the Credit Agreement is hereby replaced with Schedule 1 hereto.

SECTION II. CONDITIONS PRECEDENT TO EFFECTIVENESS

The amendments set forth in Section I hereof shall be effective on and as of the date hereof (the “Third Amendment Effective Date”) upon the satisfaction, or waiver by the Required Lenders of the following conditions:

A. Amendment. The Administrative Agent shall have received executed counterparts of this Amendment from the Borrower and the Lender, in the case of the Borrower, duly executed and delivered by an Authorized Representative of the Borrower.

B. Evidence of Authority. The Administrative Agent shall have received:

(a) a certificate of an Authorized Representative of the Borrower and a Responsible Officer (which could be the same person as the Authorized Representative), dated the Third Amendment Effective Date, as to:

(i) the authority of the Borrower to execute, deliver and perform this Amendment and each other instrument, agreement or other document to be executed in connection with the transactions contemplated in connection herewith; and

(ii) the authority and signatures of those Persons authorized on behalf of the Borrower to execute and deliver this Amendment and the other Credit Documents and to act with respect to this Amendment and each other Credit Document to be executed by the Borrower.

C. Manager Letter. The Administrative Agent shall have received from the Manager a letter in the form of Exhibit A hereto addressed to the Administrative Agent and the Lenders.

D. Equity Owner Letter. The Administrative Agent shall have received from the Equity Owner a letter in the form of Exhibit B hereto addressed to the Administrative Agent and the Lenders.

E. FS Global Advisor Letter. The Administrative Agent shall have received from FS Global Advisor a letter in the form of Exhibit C hereto addressed to the Administrative Agent and the Lenders.

F. Amendment Setup Fee Agreement. The Administrative Agent shall have received executed counterparts of a fee letter between DBNY and the Borrower dated as of the Third Amendment Effective Date (the “Amendment Fee Letter”) in the form of Exhibit D hereto.

G. Certificate as to Warranties, No Default, Agreements etc. The Administrative Agent shall have received a certificate of an Authorized Representative of the Borrower and a Responsible Officer (which could be the same person as the Authorized Representative), in each case on behalf of the Borrower dated as of the Third Amendment Effective Date, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that, as of such date:

(a) all representations and warranties of the Borrower set forth in Article 5 of the Credit Agreement (REPRESENTATIONS AND WARRANTIES) are true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(b) all representations and warranties set forth in each of the Collateral Documents are true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(c) no Default or Event of Default shall be continuing.

H. Opinion of Counsel. The Administrative Agent shall have received a customary opinion letter from Dechert LLP, counsel to the Borrower, dated as of the Third Amendment Effective Date, and addressed to the Lenders and the Administrative Agent which shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders.

I. Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for account of the Lenders, as the case may be, all fees, costs and expenses then due and payable to it under the Amendment Fee Letter and the Credit Agreement (including Section 9.01 of the Credit Agreement (Payment of Expenses, etc.)).

J. Administrative Agent’s Counsel. The Borrower shall have paid or caused to be paid all of the fees, costs and expenses of the Administrative Agent’s counsel incurred solely with respect to the negotiation, execution and delivery of this Amendment on the Third Amendment Effective Date.

SECTION III. REPRESENTATIONS AND WARRANTIES

In order to induce the Lender and the Administrative to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, the Borrower represents and warrants to the Lender and the Administrative Agent as follows:

A. Corporate Power and Authority. The Borrower has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”) and the other Credit Documents.

B. Due Authorization; Non-Contravention. The execution and delivery by the Borrower of this Amendment and each other Credit Document to which it is a party, the performance by the Borrower of its Obligations hereunder and thereunder and the consummation of all other actions incidental to any thereof have been duly authorized by all necessary action, do not and shall not conflict with, result in any violation of, or constitute a default under, any provision of any Organic Document or Contractual Obligation of the Borrower or any Law and shall not result in or require the creation or imposition of any Lien on any of the Borrower’s properties pursuant to the provisions of any Contractual Obligation (other than the Liens provided for in the Collateral Documents and the Liens permitted by Section 6.02(c) of the Amended Agreement (Liens)).

C. Governmental Consents. No authorization, approval, consent, action, filing, notice or registration by or with any Federal, state or other Governmental Authority is required for the due execution and delivery by the Borrower of this Amendment and the performance by the Borrower of the Amended Agreement and the other Credit Documents, except for authorizations, approvals, consents, actions, filings, notices or registrations which have been duly obtained or made and are in full force and effect.

D. Validity, etc. This Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms; and each of the other Credit Documents to which the Borrower is a party shall, on the due execution and delivery thereof, constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with their respective terms, in each case, except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.

E. Absence of Default. No event has occurred and is continuing (after giving effect to the amendments contained herein) or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Default. As of the Third Amendment Effective Date, the Borrower is not in default under or with respect to (a) any Contractual Obligation or (b) under any Law.

SECTION IV. ACKNOWLEDGMENT AND CONSENT

The Borrower hereby confirms that the Security Agreement and all Collateral encumbered thereby will continue to secure to the fullest extent possible in accordance with and subject to the Security Agreement the payment and performance of all “Secured Obligations” (as defined in the Security Agreement), including without limitation the payment and performance of all such “Secured Obligations” under the Security Agreement in respect of the Obligations of the Borrower now or hereafter existing under or in respect of the Credit Agreement and hereby pledges and assigns to the Administrative Agent, and grants to the Administrative Agent for the ratable benefit of the Secured Parties (as defined in the Security Agreement) a continuing lien on and security interest in and to all Collateral as collateral security for the prompt payment and performance in full when due of the “Secured Obligations” under, and in accordance with and subject to, the Security Agreement (whether at stated maturity, by acceleration or otherwise).

The Borrower acknowledges and agrees that all of the Collateral Documents continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment.

SECTION V. MISCELLANEOUS

A. Binding Effect. This Amendment shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders. The Borrower’s rights or obligations hereunder or any interest therein may not be assigned or delegated by the Borrower without the prior written consent of all Lenders.

B. Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

C. Reference to Credit Agreement. On and after the Third Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Credit Documents or any Exhibits to the Credit Agreement to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment.

D. Effect on Credit Agreement. Except as specifically amended by this Amendment, the Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed.

E. Execution. The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or the Lender under, the Credit Agreement or any of the other Credit Documents.

F. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

G. APPLICABLE LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

H. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:	DAUPHIN FUNDING LLC

	By:	/s/ William F. Goebel
Name: William F. Goebel
Title: Chief Financial Officer

[Signature Page to Third Amendment]

ADMINISTRATIVE AGENT:	DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent

	By:	/s/ Ian R. Jackson
Name: Ian R. Jackson
Title: Director

	By:	/s/ Miller Brownstein
Name: Miller Brownstein
Title: Director

[Signature Page to Third Amendment]

LENDER:	DEUTSCHE BANK AG, NEW YORK BRANCH, as Lender

	By:	/s/ Ian R. Jackson
Name: Ian R. Jackson
Title: Director

	By:	/s/ Miller Brownstein
Name: Miller Brownstein
Title: Director

[Signature Page to Third Amendment]